EXHIBIT 99.4

Rimage Team

A few years ago we embarked upon an exciting journey to transform our company. We’ve focused on optimizing our Rimage Disc Publishing business while supporting our company’s enterprise video strategy through the acquisition of Qumu. We’ve had success on both fronts and everyone should take pride in your accomplishments!

We are now entering a new chapter in our transformation, which is focused on restructuring Rimage and Qumu into separate businesses. I’m excited to announce that Rimage Disc Publishing is being purchased by Equus Holdings (www.equus-holdings.com). Upon closing, Rimage will become a standalone business within Equus’ portfolio of technology companies. Equus Holdings is a Minneapolis-based company that has evolved from a custom computer manufacturer to a portfolio of technology companies primarily in the business server and client computing markets (www.equuscs.com, www.intequus.com, www.serversdirect.com, and www.razorsync.com).

I have been closely involved in this process for the past several months and I believe this change is a great strategy for Qumu, Rimage and Equus. Separating Rimage and Qumu will enable both companies to focus on its core markets and maximize its business potential. Under the ownership of Equus, Rimage will operate as a standalone entity with the leadership, talent and assets necessary to focus on delivering best-in-class disc publishing solutions and customer support. I’m sure you have a lot of questions and there is a lot of information that we’ve prepared to help you learn more. To help you get started, please review the following:

•	Qumu Press Release (attached)
•	Video from Sherman Black (link)
•	Rimage Overview Presentation (attached)
•	Rimage Employee Q&A (attached)
•	Introduction Letter from Equus (coming as a separate email)

Your manager will be contacting you to organize a meeting to review more details on this announcement. Please take the time to review the information above and think through your questions. I will be joining all of the team meetings and I’m looking forward to our discussions.

Sincerely

Chris Heim

Important Transaction Information

In connection with the proposed sale of disc publishing assets to Equus Holdings, Inc. and Redwood Acquisition, Inc., Qumu Corporation will file a proxy statement with the SEC. Shareholders and investors are advised to read the proxy statement when it becomes available because it will contain important information about the asset sale transaction and the Company. Shareholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by Qumu with the SEC at the SEC’ s web site at www.sec.gov. Free copies of the proxy statement, once available, and the Company’ s other filings with the SEC, may also be obtained at www.qumu.com by following the Quick Link for “ Investors” and then following the link to “ SEC Filings.” Free copies of Qumu’ s filings may be obtained by directing a written request to Qumu Corporation, 7725 Washington Avenue, Minneapolis, Minnesota 55439, Attention: James R. Stewart or by telephone at 952-683-7900.

Participants in the Solicitation

Qumu Corporation and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’ s shareholders in favor of the asset sale transaction with Equus Holdings, Inc. and Redwood Acquisition, Inc. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests in the transaction of persons who may, under the rules of the SEC, be considered participants in the solicitation of Qumu’ s shareholders in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC. Information about the Company’ s directors and executive officers may be found in the Company’ s definitive proxy statement for its 2014 Annual Meeting of Shareholders filed with the SEC on April 15, 2014. These documents are available free of charge once available at the SEC’ s web site at www.sec.gov or by directing a request to the Company as described above.